Exhibit 10.5

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Asset Purchase and Liability Assumption Agreement (“Agreement”) is entered into on October 6, 2023 (the “Effective Date”), by and between:

Omega Eats, LLC, a New Jersey LLC with its principal place of business at 525 Route 73 STE 104 Marlton, NJ 08053 (“Buyer”).

Creatd Ventures, LLC, a Delaware LLC, with its principal place of business at 419 Lafayette Street, 6th Floor, New York NY 10003 (“Seller”).

Collectively referred to as the “Parties.”

RECITALS

WHEREAS, Seller owns certain assets and liabilities as set forth herein.

WHEREAS, Buyer wishes to purchase certain assets of Seller and assume certain liabilities of Seller, and Seller is willing to sell such assets and assign such liabilities, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and for other good and valuable consideration, the Parties agree as follows:

ASSET PURCHASE

1.1 Purchase of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, convey, and assign to Buyer, and Buyer agrees to purchase and acquire from Seller, all of the assets listed in Exhibit A attached hereto (the “Purchased Assets”). The Buyer acknowledges that the Assets are sold “as-is” and without any warranties or guarantees, except as expressly stated herein.

1.2 Purchase Price. In consideration for the Purchased Assets, Buyer shall pay Sellers the consideration listed below (collectively, the “Purchase Price”):

(a)	Cash consideration of $1.00 to be paid on the Closing Date (defined in Section 2 below).

(b)	7.5% ownership of Omega Eats, LLC.

(c)	Letters from Max Avellaneda and Chelsea Pullano canceling their accrued 2022 bonuses from Creatd, Inc., parent company of the Seller, in the combined amount of $51,250, to be delivered on the Closing Date.

(d)	Ongoing consideration of 7.5% of all cash receipts from the sale of the inventory included in the Purchased Assets, payable net 30 from the first day of the month following the month in which the cash was received (the “Royalties”). Only the inventory purchased by the Buyers fall into this category. Any inventory that fails to sell before expiration is not included in this clause. The foregoing notwithstanding, if any returns or refunds are processed of orders purchased before the Closing Date, Buyer shall deduct the refunded cash amount from the following month’s Royalties, with a maximum amount to be withheld of $5,000.

LIABILITY ASSUMPTION

2.1 Assumption of Liabilities. Buyer and Seller agree that the Buyer shall assume, and agree to pay, perform, and discharge those liabilities outlined in Exhibit B (the “Assumed Liabilities”). Aside from these specific listed items, there are no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”). Any liabilities (i.e. judgments, liens, mortgages, debt, etc), not listed in Exhibit B shall remain the liability of the Seller, unless said liability is a customary and recent, nonmaterial fixed/revolving operating expense. i.e. membership fee, inventory.

CLOSING

3.1 Closing Date. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place on October 9, 2023, at a location mutually agreed upon by the Parties.

3.2 Deliverables. At the Closing, the Parties shall execute and deliver the following documents and items:

(a)	This Agreement, wherein Seller transfers title to the Purchased Assets to the Buyer and Buyer assumes those liabilities of Sellers which are approximated in Exhibit B attached hereto.

(b)	Cancellation letters executed by Max Avellaneda and Chelsea Pullano canceling their accrued 2022 bonuses from Creatd, Inc., parent company of the Seller.

(c)	Any other documents and instruments reasonably necessary to effectuate the transfer of the Purchased Assets and assumption of the Assumed Liabilities.

(d)	The Seller shall deliver possession and control of the Purchased Assets to the Buyer.

(e)	No later than 60 days from Closing, the Buyer shall deliver to the Seller letters from each vendor outlined in Exhibit B either confirming the balance has been paid in full or confirming that the vendor recognizes the Buyer’s assumption of the liability, consents to a full release of Creatd, Inc., Creatd Ventures and any related former party, and confirms that the full obligation now rests with Omega Eats, LLC.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1 Representations and Warranties of Sellers. The Company and the Seller represent and warrant to Buyers that the statements contained herein are true and correct as of the date hereof. For purposes of this Agreement “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of the Company and Seller, after due inquiry:

(a)	Ownership of Assets. Sellers have good and marketable title to the Purchased Assets, free and clear of all liens and encumbrances, with the exception of those liabilities outlined in Exhibit B.

(b)	Value of Inventory Assets. Sellers represent that inventory values being acquired are within a 15% margin of those listed in Exhibit A.

(c)	Authorization. Sellers have the authority to enter into this Agreement and to sell the Purchased Assets and assume the liabilities as contemplated herein.

(d)	No Violations. The execution, delivery, and performance of this Agreement by Sellers do not violate any applicable laws, regulations, or agreements.

(e)	The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the state of New Jersey. The Company has full power and authority to enter into this Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement (collectively, the “Transaction Documents”) to which it and Seller are a party, to carry out the obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any other Transaction Document to which the Company and Seller are a party, the performance by Seller of his obligations hereunder and thereunder, and the consummation by the Company and Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and each Transaction Document to which the Company and Seller are a party constitute legal, valid, and binding obligations of the Company and Seller enforceable against the Company and Seller in accordance with their respective terms.

(f)	There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by the Company, Seller, or any Affiliate of Seller: (i) relating to or affecting the Company or any of the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(g)	There are no outstanding Governmental Orders against, relating to, or affecting the Company or any of its properties or assets. If there are such Orders, Sellers represent that the Company is in full compliance with all such Orders against, relating to, or affecting the Company or any of its properties or assets.

(h)	The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(i)	All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. No event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

4.2 Representations and Warranties of Buyer.

Buyer represents and warrants to Sellers that:

(a)	Authorization. Buyer has the authority to enter into this Agreement and to purchase the Purchased Assets and assume the liabilities as contemplated herein.

(b)	No Violations. The execution, delivery, and performance of this Agreement by Buyer do not violate any applicable laws, regulations, or agreements.

Books and Records.

The minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Buyers, are complete and correct.

Full Disclosure.

No representation or warranty by the Company or Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyers pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Buyer’s Examination.

The Seller has provided the Buyer with such access to the records, books, documents, facilities and personnel of the Seller, as the Buyer has deemed necessary and appropriate in order for the Buyer to investigate and examine to its satisfaction the business, affairs and properties of the Seller sufficient to make an informed decision to purchase the Transferred Assets, to enter into this Agreement and to consummate the transactions contemplated hereby.

Indemnification by Seller.

Subject to the other terms and conditions of this Agreement, Seller shall indemnify and defend each of Buyers and their Affiliates (including the Company) and their respective Representatives (collectively, the “Buyers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyers Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other Transaction Documents; or

(b)	any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents.

Indemnification by Buyers.

Subject to the other terms and conditions of this Agreement Buyers shall indemnify and defend Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of Buyers contained in this Agreement or the other Transaction Documents; or

(b)	any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyers pursuant to this Agreement or any acts, occurrences, or omissions related to the business or business activities of Company occurring after the Closing Date.

Indemnification Procedures.

Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

NON-COMPETE

For a period of 5 year, the Seller will not, directly or indirectly, either as proprietor, stockholder, partner, officer, employee or otherwise, distribute, sell, offer to sell, or solicit any orders for the purchase or distribution of any products or services which are similar to those distributed, sold or provided by the Company during the time preceding the sale of the Company, to or from any person, firm or entity which was a customer of the Company during the time preceding the sale of the Company. Notwithstanding the foregoing, Seller is not prohibited from taking any of the previously listed actions regarding a powdered form of the brand currently owned and operated by the Seller under the trade name “Dune”.

No Conflicts or Consents.

The execution, delivery, and performance by the Seller of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Seller or the Company are a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Intellectual Property.

The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

This includes but is not limited to the trademark “Basis Clean Hydration”.

Insurance.

Each current policy or binder of insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the “Insurance Policies”) (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Seller nor any of their Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Seller or any of their Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of New Jersey, without regard to its conflict of laws principles.

Severability.

If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Entire Agreement.

This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents (and Exhibits, if any) and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Amendment and Modification; Waiver.

This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase and Liability Assumption Agreement as of the Effective Date.

BUYER:

Omega Eats, LLC

By:	/s/ Max Avellaneda
Name:	Max Avellaneda
Title:	Founder & CEO

Date:	October 6, 2023

SELLER:

Creatd Ventures, LLC

/s/ Jeremy Frommer
Name:	Jeremy Frommer
Title:	CEO

Date:	October 6, 2023

EXHIBIT A: PURCHASED ASSETS

1.	All assets, including but not limited to inventory at a market value of approximately $112,000 and a cost value of approximately $42,500, intellectual property, brand name, packaging, logo, and advertising designs, storefronts, customer lists, and vendor relationships attributable to the brand “Brave Foods.”

2.	All assets, including but not limited to inventory at a market value of approximately $250,000 and a cost value of approximately $53,500, intellectual property, brand name, packaging, logo, and advertising designs, storefronts, customer lists, and vendor relationships attributable to the brand “Basis.”

EXHIBIT B: ASSUMED LIABILITIES

Basis Payables	Amount
Rocky Mountain Spice	$86,812
Settle	$34,500
Epac Boulder	$28,438
Amazon	$14,200
Camden	$11,721
Acme	$8,816
$184,487
Brave Payables
Utica	$18,749
Trestle	$11,159
$29,908

TOTAL ASSUMED LIABILITIES	$214,395

BONUS FORFEITURE: MAX AVELLANEDA

This Employee Bonus Forfeiture Agreement ("Agreement") is made and entered into on October 6, 2023, by and between:

Employer:

Company Name: Creatd, Inc.

Address: 419 Lafayette Street, 6th Floor, New York NY 10003

Employee:

Full Name: Max Avellaneda

Recitals:

WHEREAS, Employer has awarded certain employees a bonus for services rendered in 2022, which have been accrued on the books and records of the Employer;

WHEREAS, Employee currently has $15,000 accrued as a bonus;

WHEREAS, Employee wishes to voluntarily forfeit and waive any right to receive a bonus for the year 2022 as consideration for the preceding Assignment and Assumption Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

Forfeiture of Bonus:

Employee hereby voluntarily and irrevocably forfeits and waives any right to receive a bonus for the year 2022.

Consideration:

In consideration for the forfeiture and waiver of the bonus, along with other terms as outlined in the Assignment and Assumption Agreement, Employer agrees to execute such agreement.

Release of Claims:

Employee agrees that, by signing this Agreement, they are releasing Employer from any and all claims, whether known or unknown, arising out of or related to the bonus for the year 2022, except as expressly provided for in this Agreement.

Confidentiality:

Employee agrees to keep the terms of this Agreement confidential and not to disclose them to any third party, except as required by law.

Governing Law:

This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey, without regard to its conflict of laws principles.

Entire Agreement:

This Agreement contains the entire agreement between the parties and supersedes all prior and contemporaneous agreements, representations, and understandings.

Signatures:

EMPLOYER:

Creatd, Inc.

By:	/s/ Jeremy Frommer
Name:	Jeremy Frommer
Title:	CEO

Date: October 6, 2023

EMPLOYEE:

By:	/s/ Max Avellaneda
Name:	Max Avellaneda

Date:	October 6, 2023

BONUS FORFEITURE: CHELSEA PULLANO

This Employee Bonus Forfeiture Agreement ("Agreement") is made and entered into on October 6, 2023, by and between:

Employer:

Company Name: Creatd, Inc.

Address: 419 Lafayette Street, 6th Floor, New York NY 10003

Employee:

Full Name: Chelsea Pullano

Recitals:

WHEREAS, Employer has awarded certain employees a bonus for services rendered in 2022, which have been accrued on the books and records of the Employer;

WHEREAS, Employee currently has $23,750 accrued as a bonus;

WHEREAS, Employee wishes to voluntarily forfeit and waive any right to receive a bonus for the year 2022 as consideration for the preceding Assignment and Assumption Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

Forfeiture of Bonus:

Employee hereby voluntarily and irrevocably forfeits and waives any right to receive a bonus for the year 2022.

Consideration:

In consideration for the forfeiture and waiver of the bonus, along with other terms as outlined in the Assignment and Assumption Agreement, Employer agrees to execute such agreement.

Release of Claims:

Employee agrees that, by signing this Agreement, they are releasing Employer from any and all claims, whether known or unknown, arising out of or related to the bonus for the year 2022, except as expressly provided for in this Agreement.

Confidentiality:

Employee agrees to keep the terms of this Agreement confidential and not to disclose them to any third party, except as required by law.

Governing Law:

This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey, without regard to its conflict of laws principles.

Entire Agreement:

This Agreement contains the entire agreement between the parties and supersedes all prior and contemporaneous agreements, representations, and understandings.

Signatures:

EMPLOYER:

Creatd, Inc.

By:	/s/ Jeremy Frommer
Name:	Jeremy Frommer
Title:	CEO

Date:	October 6, 2023

EMPLOYEE:

By:	/s/ Chelsea Pullano
Name:	Chelsea Pullano

Date:	October 6, 2023